EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Kenexa Corporation
650 East Swedesford Road
2nd Floor
Wayne, PA 19087

We have issued our reports dated March 9, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Kenexa Corporation on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 9, 2010